UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2016

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 21, 2016, in connection with the previously disclosed lawsuit filed by Hudson Bay Master Fund Ltd. in the United States District Court for the Southern District of New York (the “Court”) against Patriot National, Inc. (the “Company”), Steven M. Mariano, our Chairman and Chief Executive Officer, and American Stock Transfer Company, LLC as a nominal defendant, the Court granted a temporary restraining order enjoining the Company from issuing a special cash dividend of $2.50 per share of common stock on December 9, 2016, unless the Company first places $57.5 million in escrow pending a hearing on December 1, 2016. At the December 1, 2016 hearing, the Court will consider whether a preliminary injunction will be ordered that would continue to prohibit the Company from issuing a special cash dividend of $2.50 per share of common stock. The Company is vigorously opposing the request for the issuance of a preliminary injunction. The Company previously announced the special dividend in a press release and Form 8-K filed with the Securities and Exchange Commission on November 14, 2016. Subject to any further order of the Court extending the temporary restraining order or issuing a preliminary injunction, the Company expects to pay the announced special dividend as planned on December 9, 2016 to shareholders of record at the close of business on November 28, 2016.

The restraining order was issued without a hearing and the Company is confident that it will prevail on the merits at the December 1, 2016 hearing. The Company has been indemnified for any losses related to this litigation by Mr. Mariano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: November 23, 2016	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary